UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2006 (July 27, 2006)

Affordable Residential Communities Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

7887 E. Belleview Ave., Suite 200, Englewood, CO 80111

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (303) 383-7500

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 27, 2006, the Compensation Committee of the Board of Directors of Affordable Residential Communities Inc. (the “Company”) approved the grant of non-qualified stock option awards to purchase the common stock of the Company (“Options”), to certain senior executive officers of the Company pursuant to the Company’s 2003 Equity Incentive Plan.   Larry D. Willard, Chairman and Chief Executive Officer of the Company, was granted Options to purchase up to 200,000 shares; James Kimsey, President and Chief Operating Officer of the Company, was granted Options to purchase up to 140,000 shares; Lawrence R. Kreider, Executive Vice President and Chief Financial Officer of the Company, was granted Options to purchase up to 80,000 shares; and Scott L. Gesell, Executive Vice President and General Counsel of the Company, was granted Options to purchase up to 80,000 shares, in each case at an exercise price equal to the closing price of the common stock of the Company on the New York Stock Exchange on July 27, 2006, which was $10.74.  The Options have a term of ten years from the date of the award.

Under the terms of the grants, the Options vest ratably over a three-year period with the first third of the award amount vesting on the first anniversary of the award, the second third vesting on the second anniversary date of the award, and the balance vesting on the third anniversary date of the award.  Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change of control of the Company, in all cases as provided for in the stock option agreement (the “Agreement”) entered into by and between each of the above-named recipients and the Company, and which governs the awards.

A form of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference, and all references to, or descriptions of, the Agreement or the terms thereof are qualified in their entirety by such exhibit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number	Description

Exhibit 10.1	Form of Affordable Residential Communities Inc. 2003 Equity Incentive Plan Non-Qualified Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 31, 2006

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/S/ Scott L. Gesell
Scott L. Gesell
Executive Vice President and General Counsel